OFFICER'S CERTIFICATE

Reference is hereby made to that certain Primary Servicing Agreement dated as of July 1, 2014, by and among Midland Loan Services, a Division of PNC Bank, National Association as Master Servicer, and Berkeley Point Capital LLC, as Primary Servicer, with respect to Deutsche Mortgage & Asset Receiving Corporation Commercial Mortgage Pass-Through Certificates, Series COMM 2014-UBS4 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.05 of this Agreement, I, hereby certify that:

1.	A review of the activities of the Primary Servicer from July 1, 2014 to December 31, 2014 (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Primary Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 9th day of March 2015.

/s/ Ellen D. Miller

Ellen D. Miller

Managing Director

Head of Servicing

Berkeley Point Capital LLC